UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

     CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2007

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

     On June 15, 2007, Penn National Gaming, Inc., (“Penn”), PNG Acquisition Company Inc. (“Parent”) and PNG Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), announced that they had entered into an Agreement and Plan of Merger, dated as of June 15, 2007 (the “Merger Agreement”), that provides, among other things, for Merger Sub to be merged with and into Penn (the “Merger”), as a result of which Penn will continue as the surviving corporation and a wholly owned subsidiary of Parent. Parent is owned by affiliates of Fortress Investment Group LLC (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge,” and, collectively, the “Funds”).

     Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of Penn (the “Common Stock”), other than shares held by Penn as treasury stock or owned directly or indirectly by Parent or Merger Sub, will be cancelled and converted into the right to receive $67.00 in cash, without interest. In the event that the Merger shall not have occurred by June 15, 2008 (the “Adjustment Date”), the $67.00 cash amount per share of Common Stock to be paid shall be increased for each day after the Adjustment Date, through and including the closing date, by adding an amount equal to $0.0149 per day.

     The Board of Directors of Penn has determined that the merger is fair to and in the best interests of Penn and its shareholders, and recommends that Penn shareholders adopt and approve the merger agreement.

     The Merger Agreement contains customary non-solicitation provisions but permits Penn to encourage and solicit proposals for a competing transaction for 45 days from June 15, 2007.

     The Merger Agreement provides that, upon termination under specified circumstances generally related to a competing acquisition proposal, Penn would be required to pay a termination fee of up to $200 million to Parent and, under certain circumstances if Penn’s shareholders do not approve the Merger, Penn must reimburse Parent for an amount not to exceed $17.5 million for transaction expenses incurred by Parent and its affiliates. The Company's reimbursement of Parent's expenses would reduce the amount of any required termination fee that becomes payable by Penn. The Merger Agreement further provides that, upon termination under specified circumstances related to, among other things, Parent’s breach of the Merger Agreement, the failure to obtain financing or failure to obtain regulatory approval, Parent would be required to pay Penn a termination fee of $200 million. Affiliates of the Funds have agreed to fund Parent in the amount of the termination fee in the event it becomes payable.

     Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the aggregate merger consideration and related fees and expenses of the transactions contemplated by the Merger Agreement and to repay certain debt of Penn and its subsidiaries. Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including the approval of Penn’s shareholders and regulatory approvals.

     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this report and is incorporated into this report by reference. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about

Penn, Parent, Merger Sub or their respective subsidiaries and affiliates. The Agreement contains representations and warranties by Penn, on the one hand, and by Parent and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Penn, on the one hand, and Parent and Merger Sub, on the other hand. Accordingly, the representations and warranties in the Agreement are not necessarily characterizations of the actual state of facts about Penn, Parent or Merger Sub at the time they were made or otherwise and should only be read in conjunction with the other information that Penn makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

     Penn, Fortress and Centerbridge issued a joint press release on June 15, 2007, announcing the execution of the Merger Agreement. A copy of the press release is included as Exhibit 99.1 to this report.

     In connection with the proposed merger, Penn will be filing documents including a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Penn at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Penn National Gaming, Inc. Investor Relations, 825 Berkshire Boulevard, Wyomissing, PA 19610 or on the company's website at www.pngaming.com. Penn and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the interests of Penn’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of June 15, 2007, by and among Penn National Gaming,
Inc., PNG Acquisition Company Inc. and PNG Merger Sub Inc.

99.1	Press Release, dated June 15, 2007, Announcing Execution of Merger Agreement.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 15, 2007

PENN NATIONAL GAMING, INC.

By: /s/ Robert Ippolito
Name: Robert Ippolito
Title: Vice President, Secretary and Treasurer